Exhibit 99.6

Consent to be Named as a Director Nominee

In connection with the filing by Rodgers Silicon Valley Acquisition Corp. of the Registration Statement on Form S-4, as amended (File No. 333-253976) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Enovix Corporation in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ John D. McCranie
John D. McCranie

May 28, 2021